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                                                                    EXHIBIT 99.2
                           [ON TELEWEST HEADED PAPER]



To:      Microsoft Corporation

         and

         Liberty Media International, Inc, Liberty UK Holdings Inc. and Liberty UK Inc. (the "Liberty Parties")

                                                                     18 May 2001

Dear Sirs

RELATIONSHIP AGREEMENT

We refer to the Revised New Relationship Agreement dated as of 3 March 2000 between ourselves (the AGREEMENT). Terms and expressions defined in the Agreement shall have the same meanings when used in this letter.

In consideration for the payment of (pound)1 we confirm that we agree with you that the proper construction of the options to subscribe for Shares contained in clauses 9.3(i), 9.3(ii)(AA), 9.3(ii)(BB), 9.5(i), 9.5(ii)(i) and 9.5(ii)(ii)
respectively of the Agreement permit the Microsoft/Liberty Shareholders to subscribe, upon exercise of such options, for any number of Shares or Equivalent Securities (as the case may be) up to the amounts stated in such clauses.

We further confirm that, notwithstanding that clause 9.7 of the Agreement requires any Shares subscribed upon exercise of such options under clauses 9.3 and 9.5 of the Agreement to be issued "immediately before" the issue of Ordinary Shares which gave rise to the relevant option, we will use reasonable endeavours, upon any exercise of such options, to issue the relevant Shares to the Liberty/Microsoft Shareholders "simultaneously with" (but not after) the issue of the relevant Ordinary Shares.

We further agree to give Microsoft and Liberty International 8 Trading Days' written notice (or if we are only entitled to receive a shorter period of notice of the same, to give such parties notice as soon as reasonably practicable after we have received notice) of the exercise of any options or rights outstanding from time to time to subscribe for Ordinary Shares or of any rights providing for the conversion or exchange of any securities convertible or exchangeable for Ordinary Shares.

This letter shall be governed by English law.

Yours sincerely

/s/ Stephen Cook

For and on behalf of
Telewest Communications plc


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Agreed:


/s/ John Seethoff
--------------------------------
for and on behalf of
Microsoft Corporation



/s/ Charles Y. Tanabe
--------------------------------
for and on behalf of
Liberty Media International Inc.



/s/ Charles Y. Tanabe
--------------------------------
for and on behalf of
Liberty UK Holdings Inc.



/s/ Charles Y. Tanabe
--------------------------------
for and on behalf of
Liberty UK Inc.


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